Exhibit 4.2

SECOND AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of September 25, 2003, is by and among RELIANT PHARMACEUTICALS, LLC, a Delaware limited liability company (the “Company”), and the members of the Company listed on Exhibit A hereto (the “Members”). For the purposes of this Agreement, the term “Company” shall be deemed to include and refer to any successor in interest to the Company, whether by means of statutory conversion, merger, consolidation or otherwise.

R E C I T A L S

WHEREAS, the Company is a party to that certain First Amended and Restated Registration Rights Agreement, dated as of December 17, 2000 (the “Original Agreement”), among the Company, holders of the Company’s Series A Convertible Preferred Units (the “Series A Preferred Units”), holders of the Company’s Series B Convertible Preferred Units (the “Series B Preferred Units” and, collectively, with the Series A Preferred Units, sometimes referred to herein as the “Series A/B Preferred Units”), and holders of the Company’s Series C Convertible Preferred Units (the “Series C Preferred Units”);

WHEREAS, pursuant to the Series D Preferred Unit Subscription Agreement, dated as of September 25, 2003 (the “Subscription Agreement”), among the Company and the purchasers identified therein (the “Investors”), the Company has agreed to issue and sell to the Investors, and the Investors have agreed to subscribe for and purchase from the Company, the Company’s Series D Convertible Preferred Units (“Series D Preferred Units” and, collectively with the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units, the “Preferred Units”);

WHEREAS, to induce the Investors to enter into the Subscription Agreement, the Company and the signatories hereto (including, without limitation, the signatories required pursuant to Section 11.3 of the Original Agreement) deem it desirable to amend and restate the Original Agreement in its entirety by entering into this Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety as follows:

1. Definitions. In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used in this Agreement:

“Commission” means the Securities and Exchange Commission and any successor agency performing comparable functions.

“Common Units” means the Company’s Class One common units.

“Business Day” means each day other than a Saturday, a Sunday or any other day on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to be closed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rule and regulations of the Commission thereunder, as the same shall be in effect from time to time.

“Operating Agreement” means the Third Amended and Restated Operating Agreement of the Company, dated as of the date hereof, as the same may be amended from time to time.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity, or a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Company of its equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any comparable federal statute then in effect (other than any registration statement on Form S-8 or Form S-4 or any successor forms thereto).

“Registrable Securities” means at any time, any of the following owned by any equity holder of the Company party to this Agreement: (i) any common equity securities of the Company issuable upon conversion or exchange of the Preferred Units, or issuable or issued upon conversion or exchange of other equity securities of the Company into which the Preferred Units shall be reclassified or changed, including by reason of a merger, consolidation, reorganization, recapitalization or statutory conversion then outstanding which are then owned by any Member, including any other Person who is a permitted transferee of such holder under the terms of the Operating Agreement; (ii) any common equity securities of the Company then outstanding which were issued as, or were issued directly or indirectly upon the conversion, exchange or exercise of other equity securities issued or issuable as a dividend, stock split or other distribution with respect or in replacement of any equity securities referred to in (i) of this definition; (iii) any common equity securities of the Company then issuable directly or indirectly upon the conversion, exchange or exercise of other equity securities which were issued as a dividend or other distribution with respect to or in replacement of any equity securities referred to in clause (i) of this definition and (iv) any common equity securities of the Company issued upon the exercise of the Warrant Units and any other common equity securities which were issued as a dividend or other distribution with respect to or in replacement of any equity securities issued upon exercise of the Warrant Units; provided, however, that Registrable Securities shall not include any equity securities which have been registered pursuant to the Securities Act or which have been sold to the public pursuant to Rule 144 of the Commission under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rule and regulations of the Commission thereunder, as the same shall be in effect from time to time.

“Series A/B Registrable Securities” means at any time, any of the following owned by any equity holder of the Company party to this Agreement: (i) any common equity securities of the Company issuable upon conversion or exchange of the Series A Preferred Units and/or the Series B Preferred Units, or issuable or issued upon conversion or exchange of other equity securities of the Company into which the Series A/B Preferred Units shall be reclassified or changed, including by reason of a merger, consolidation, reorganization, recapitalization or statutory conversion then outstanding which are then owned by any Member, including any other Person who is a permitted transferee of such holder under the terms of the Operating Agreement; (ii) any common equity securities of the Company then outstanding which were issued as, or were issued directly or indirectly upon the conversion, exchange or exercise of other equity securities issued or issuable as a dividend, stock split or other distribution with respect or in replacement of any equity securities referred to in (i) of this definition.

“Series C Registrable Securities” means at any time, any of the following owned by any equity holder of the Company party to this Agreement: (i) any common equity securities of the Company issuable upon conversion or exchange of the Series C Preferred Units, or issuable or issued upon conversion or exchange of other equity securities of the Company into which the Series C Preferred Units shall be reclassified or changed, including by reason of a merger, consolidation, reorganization, recapitalization or statutory conversion then outstanding which are then owned by any Member, including any other Person who is a permitted transferee of such holder under the terms of the Operating Agreement; (ii) any common equity securities of the Company then outstanding which were issued as, or were issued directly or indirectly upon the conversion, exchange or exercise of other equity securities issued or issuable as a dividend, stock split or other distribution with respect or in replacement of any equity securities referred to in (i) of this definition.

“Series D Registrable Securities” means at any time, any of the following owned by any equity holder of the Company party to this Agreement: (i) any common equity securities of the Company issuable upon conversion or exchange of the Series D Preferred Units, or issuable or issued upon conversion or exchange of other equity securities of the Company into which the Series D Preferred Units shall be reclassified or changed, including by reason of a merger, consolidation, reorganization, recapitalization or statutory conversion then outstanding which are then owned by any Member, including any other Person who is a permitted transferee of such holder under the terms of the Operating Agreement; (ii) any common equity securities of the Company then outstanding which were issued as, or were issued directly or indirectly upon the conversion, exchange or exercise of other equity securities issued or issuable as a dividend, stock split or other distribution with respect or in replacement of any equity securities referred to in (i) of this definition.

“Warrant Registrable Securities” means at any time, any of the following owned by any equity holder of the Company party to this Agreement: (i) any common equity securities of the Company issuable upon the exercise or exchange of the Warrants, or issuable or issued upon conversion or exchange of other equity securities of the Company into which the Warrants shall be reclassified or changed, including by reason of a merger, consolidation, reorganization, recapitalization or statutory conversion then outstanding which are then owned by any Member, including any other Person who is a permitted transferee of such holder under the terms of the Operating Agreement and the applicable Warrant; (ii) any common equity securities of the Company then outstanding which were issued as, or were issued directly or indirectly upon the conversion, exchange or exercise of other equity securities issued or issuable as a dividend, stock split or other distribution with respect or in replacement of any equity securities referred to in (i) of this definition.

“Warrants” means (a) the Common Unit Purchase Warrant dated July 6, 2000 issued by the Company to The Bay City Capital Fund II, L.P. for the purchase of up to 2,181,016 Class One Common Units (which warrant was exercised in full on July 24, 2000); (b) the Common Unit Purchase Warrant dated December 18, 2001 issued by the Company to PharmBay Investors, L.L.C. for the purchase of up to 416,667 Class One Common Units; (c) the Common Unit Purchase Warrant dated December 18, 2001 issued by the Company to The Bay City Capital Fund III, L.P. for the purchase of up to 399,209 Class One Common Units; and/or (d) the Common Unit Purchase Warrant dated December 18, 2001 issued by the Company to Bay City Capital Fund III Coinvestment Fund, L.P. for the purchase of up to 17,458 Class One Common Units.

2. Demand Registration.

2.1 Long-Form Registrations.

(a) Subject to the terms of this Agreement, at any time after the earlier to occur of (i) July 21, 2007 or (ii) 180 days following the consummation of initial Public Offering of the Company’s common equity, the holders of at least a majority of the Series A/B Registrable Securities and the Warrant Registrable Securities, taken together, may request registration under the Securities Act of all or part of their then outstanding Registrable Securities represented by such Series A/B Registrable Securities and the Warrant Registrable Securities on Form S-1 or S-2 or any similar long-form registration.

(b) Subject to the terms of this Agreement, commencing at anytime following the 180th day after initial Public Offering of the Company’s common equity, the holders of at least forty percent (40%), in each case, calculated on a fully-diluted basis, of either the Series C Registrable Securities or the Series D Registrable Securities may request registration under the Securities Act of all or part of their then outstanding Registrable Securities on Form S-1 or S-2 or any similar long-form registration; provided, that with respect to any demands under this clause (b) the anticipated aggregate offering price of the Registrable Securities covered by such registration exceeds $25,000,000.

(c) Within ten (10) days after receipt of any written request pursuant to this Section 2.1, the Company will give written notice of such request to all other holders of Registrable Securities and will use its reasonable best efforts to include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion within thirty (30) days after delivery of the Company’s notice, and, thereupon the

Company will use its reasonable best efforts to effect, at the earliest possible date, the registration under the Securities Act. All registrations requested pursuant to this Section 2.1 are referred to herein as “Long-Form Demand Registrations.” The Company shall not be obligated to effect more than five (5) Long-Form Demand Registrations pursuant to this Section 2.1 (three (3) of which shall be allocated to the holders of the Series A/B Registrable Securities and Warrant Registrable Securities, one (1) of which shall be allocated to the holders of Series C Registrable Securities, and one (1) of which shall be allocated to the holders of Series D Registrable Securities).

2.2 Short-Form Registrations. In addition to the Long-Form Demand Registrations provided pursuant to Section 2.1 above, commencing the date on which the Company becomes eligible to register securities issued by it on a Form S-3 or any similar short-form registration, the holders of at least thirty percent (30%) of the Registrable Securities then outstanding will be entitled to request registrations under the Securities Act of all or part of their Registrable Securities on Form S-3, if available to the Company, or any similar short-form registration (“Short-Form Demand Registrations” and, together with the Long-Form Demand Registrations, “Demand Registrations”); provided, however, that the anticipated aggregate offering amount of the Registrable Securities included in any such Short Form Registration exceeds $2,000,000. Within ten (10) days after receipt of any request pursuant to this Section 2.2, the Company will give written notice of such request to all other holders of Registrable Securities and will use reasonable best efforts to include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion within ten (10) days after delivery of the Company’s notice. Once the Company has become subject to the reporting requirements of the Exchange Act, the Company will use its reasonable best efforts to make Short-Form Demand Registrations available for the sale of Registrable Securities. Demand Registrations will be Short-Form Demand Registrations whenever the Company is permitted to use any applicable short form. If a Short-Form Demand Registration is to be an underwritten Public Offering, and if the underwriters for marketing or other reasons request the inclusion in the registration statement of information which is not required under the Securities Act to be included in a registration statement on the applicable form for the Short-Form Demand Registration, the Company will provide such information as may be reasonably requested for inclusion by the underwriters in the Short-Form Demand Registration.

2.3 Payment of Expenses for Demand Registrations. The Company will pay all Registration Expenses (as defined in Section 6 below) for the Demand Registrations permitted under Sections 2.1 and 2.2. A registration will not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement until the earlier of (x) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (y) 180 days after the effective date of such registration statement, (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Selling Holders and has not thereafter become effective, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the holders of the

Registrable Securities to be registered thereunder. Notwithstanding anything herein to the contrary, the Company will pay all Registration Expenses in connection with any registration initiated as a Demand Registration for which the Company was obligated to pay.

2.4 Priority. The Company will not include in any Demand Registration any securities which are not Registrable Securities without the written consent of the holders of a majority of the Registrable Securities to be included in such Demand Registration. If a Demand Registration is an underwritten Public Offering and the managing underwriters advise the Company in writing that in their opinion the inclusion of the number of Registrable Securities and other securities requested to be included creates a substantial risk that the price per security will be reduced, the Company will include in such registration, prior to the inclusion of any securities which are not Registrable Securities, the number of Registrable Securities requested to be included which in the opinion of such underwriters can be sold without creating such a risk, pro rata among the respective holders of such Registrable Securities on the basis of the number of Registrable Securities requested by such holders to be included in the applicable Demand Registration. In no event will a Demand Registration pursuant to Section 2.1 count as a Long Form Demand Registration for purposes of Section 2.1 unless at least forty percent (40%) of all Registrable Securities requested to be registered in such Demand Registration by the initiating holders are, in fact, registered and sold in such registration.

2.5 Restrictions. The Company will not be obligated to effect any Demand Registration within one hundred eighty (180) days after the effective date of a previous Demand Registration. With respect to any Demand Registration, if (a) the Board of Managers (or similar governing body) of the Company reasonably and in good faith determines that such filing would be materially detrimental to the Company or require a disclosure of a material fact that might reasonably be expected to have a material adverse effect on the Company or any plan or proposal by the Company or any of its subsidiaries to engage in any acquisition or disposition of assets or equity securities (other than in the ordinary course of business) or any merger, consolidation, tender offer, material financing or other significant transaction and (b) the Company shall furnish the holders of Registrable Securities who have requested a Demand Registration a certificate signed by an executive officer of the Company to such effect, the Company may postpone for up to one hundred twenty (120) days the filing or the effectiveness of a registration statement for a Demand Registration; provided, that the Company may not postpone the filing or effectiveness of a registration statement for a Demand Registration for more than one hundred twenty (120) days during any twelve (12) month period.

2.6 Selection of Underwriters. The holders of a majority of the Registrable Securities with respect to which a Demand Registration (other than a Demand Registration in respect of the Company’s initial Public Offering) has been initiated shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the Company’s approval which will not be unreasonably withheld or delayed

2.7 Shelf Registration. In addition to the Demand Registrations and commencing the date on which the Company becomes eligible to register securities issued by it on a Form S-3 or any similar short-form registration, holders of at least 1,750,000 units/shares of Registrable Securities upon the completion of the initial Public Offering of the Company’s common equity, shall be entitled to request that the Company file a shelf registration statement with respect to all or part of their Registrable Securities pursuant to Rule 415 under the Securities Act (the “Shelf Registration”). The Company shall use its reasonable best efforts to have the Shelf Registration declared effective as soon as practicable after such filing, and shall use its reasonable best efforts to keep the Shelf Registration effective and updated, from the date such Shelf Registration is declared effective until the earliest to occur of (a) such time as all of the Registrable Securities registered thereunder shall cease to be Registrable Securities, (b) such time as such Registrable Securities may be sold without restrictive legend under the applicable provisions of Rule 144 promulgated under the Securities Act, (c) such time as the holder requesting the Shelf Registration beneficially owns less than one percent (1%) of the issued and outstanding equity securities of the Company, and (d) three (3) years from the date such Shelf Registration is declared effective (such period, the “Shelf Registration Effectiveness Period”). The Company shall supplement or amend, if necessary, the Shelf Registration, as required by the instructions applicable to such registration form or by the Securities Act or as reasonably requested by the holders of (or any underwriter for) not less than 51% of the Registrable Securities registered thereunder and the Company shall furnish to the holders of the Registrable Securities to which the Shelf Registration relates copies of any such supplement or amendment prior to its being used and/or filed with the Commission. The Company shall pay all Registration Expenses in connection with the Shelf Registration, whether or not it becomes effective, and whether all, none or some of the Registrable Securities are sold pursuant to the Shelf Registration. A Shelf Registration pursuant to this Section 2.7 shall not be deemed to have been effected (i) unless a Shelf Registration has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered thereby and for the Shelf Registration Effectiveness Period or (ii) if after it has become effective, the Shelf Registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the holders of Registrable Securities and has not thereafter become effective.

3. Piggyback Registration.

3.1 Right to Piggyback. At any time following an initial Public Offering of the Company’s equity securities, whenever the Company proposes to register any of its equity securities (or securities that are convertible into equity securities) under the Securities Act for its own account or otherwise, and the registration form to be used may be used for the registration of any Registrable Securities (a “Piggyback Registration”) (except for the registrations on Form S-8 or Form S-4 or any successor form thereto), the Company will give written notice, at least thirty (30) days prior to the proposed filing of such registration statement, to all holders of the Registrable Securities of its intention to effect such a registration and will use reasonable best efforts to include in such registration all Registrable Securities (in accordance with the priorities set forth in Sections 3.2 and 3.3 below) with respect to which the Company has received written requests for inclusion specifying the number of equity securities desired to be registered, which request shall be delivered within fifteen (15) days after the delivery of the Company’s notice.

3.2 Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in the registration creates a substantial risk that the price per share or unit of such securities will be reduced, then the managing underwriter may exclude securities (including Registrable Securities) from the registration and the underwriting, and the number of securities that may be included in such registration and underwriting shall include first, any securities that the Company proposes to sell, second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the total number of Registrable Securities which are requested by such holders to be included in such registration, and third, other equity securities requested to be included in such registration to be allocated pro rata among the holders thereof.

3.3 Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in the registration creates a substantial risk that the price per share of securities offered thereby will be reduced, the Company will include in such registration first, the equity securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such equity securities and Registrable Securities on the basis of the total number of equity securities and Registrable Securities which are which are requested by such holders to be included in such registration, and second, other equity securities requested to be included in such registration.

3.4 Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or Form S-4 or any successor forms thereto), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least one hundred eighty (180) days has elapsed from the effective date of such previous registration.

3.5 Selection of Underwriters. In connection with any Piggyback Registration, the Company will have such right to select the managing underwriters (subject to the approval of the holders of a majority of the Registrable Securities requested to be included in such registration, which approval shall not be unreasonably withheld or delayed).

4. Holdback Agreements.

4.1 Holders’ Agreements. To the extent not inconsistent with applicable law, each holder of Registrable Securities agrees that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, it will (a) not sell, make any short sale of, loan, grant any option for the purchase of, otherwise dispose of, hedge or transfer any of the economic interest in (or agree or commit to do any of the foregoing) any Registrable Securities (other than those included in the registration, if any) without the prior written consent of the Company or such underwriters, as the case may be, for up to fourteen (14) days prior to, and during the ninety (90) day period (one hundred eighty (180) day period in the case of the Company’s initial Public Offering) following, the effective date of a registration statement of the Company filed under the Securities Act, and (b) enter into and be bound by such form of agreement with respect to the foregoing as the Company or such managing underwriter may reasonably request; provided that each officer and director and each third-party who holds 3.0% or more of the outstanding equity securities of the Company also agrees to such restrictions. Nothing herein shall prevent a holder of Registrable Securities from transferring Registrable Securities to a permitted Transferee (as defined under and pursuant to Article IX of the Operating Agreement); provided, that the Transferees of such Registrable Securities agree to be bound by the provisions of this Agreement to the extent the transferor would be so bound.

4.2 Company’s Agreements. The Company agrees not to effect, and, to the extent not inconsistent with applicable laws, to cause each holder of its equity securities purchased from the Company at any time after the date of this Agreement (except in a registered public officering) not to effect, any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the ninety (90) day period (one hundred eighty (180) day period in the case of the Company’s initial Public Offering) following, the effective date of a registration statement of the Company filed under the Securities Act (except as part of any such underwritten registration or pursuant to registrations on Form S-8 or Form S-4 or any successor forms thereto), unless the underwriters managing the Public Offering otherwise agree.

4.3 Waiver. The Company agrees that any waivers of the restrictions set forth in Section 4.1 that are applicable to less than all of the Registrable Securities restricted pursuant to Section 4.1 shall be allocated pro rata among the holders of Registrable Securities on the basis of the number of Registrable Securities owned by such holders.

5. Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company will as expeditiously as possible:

(a) prepare and, as soon as practicable after the end of the period within which requests for registration may be given to the Company, file with the Commission a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish copies of all such documents proposed to be filed to one counsel designated by holders of a majority of the Registrable Securities covered by such registration statement);

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus(es) used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one (1) year, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus(es) included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as Investor reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) consent to general service of process in any such jurisdiction, or (iii) subject it to taxation in any such jurisdiction);

(e) promptly notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or if no such securities are then listed, such securities exchange as the holders of a majority of the Registrable Securities included in such registration may request;

(g) provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of such registration statement;

(h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other customary actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(i) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; provided, however, that any records, information or documents that are furnished by the Company and that are non-public shall be used only in connection with such registration and shall be kept strictly confidential by any seller of Registrable Securities except to the extent disclosure of such records, information or documents is required by written order of a court or other governmental authority having jurisdiction;

(j) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(k) at least forty-eight (48) hours prior to the filing of any registration statement or prospectus, or any amendment or supplement to such registration statement or prospectus, furnish a copy thereof to each seller of such Registrable Securities and refrain from filing any such registration statement, prospectus, amendment or supplement to which counsel selected by the holders of a majority of the Registrable Securities being registered shall have reasonably objected on the grounds that such document does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, unless, in the case of an amendment or supplement, in the opinion of counsel for the Company the filing of such amendment or supplement is reasonably necessary to protect the Company from any liabilities under any applicable federal or state law and such filing will not violate applicable laws;

(l) at the request of any seller of such Registrable Securities in connection with an underwritten offering, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel, addressed to the underwriters and the sellers of Registrable Securities, covering such matters as such counsel, underwriters and the sellers may reasonably agree upon, including such matters as are customarily furnished in connection with an underwritten offering, and (ii) a letter or letters from the independent certified public accountants of the Company addressed to the underwriters and the sellers of Registrable Securities, covering such matters as such accountants, underwriters and sellers may reasonably agree upon, in which letter(s) such accountants shall state, without limiting the generality of the foregoing, that they are independent certified public accountants within the meaning of the Securities Act and that in their opinion the financial statements and other financial data of the Company included in the registration statement, the prospectus(es), or any amendment or supplement thereto, comply in all material respects with the applicable accounting requirements of the Securities Act; and

(m) make senior executives of the Company reasonably available to assist the underwriters with respect to, and accompany the underwriters on, the so-called “road show” in connection with the marketing efforts for, and the distribution and sale of Registrable Securities pursuant to a registration statement.

6. Registration Expenses.

6.1 Company’s Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including, but not limited to, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the

Company, reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration to represent all holders of Registrable Securities included in any registration and all independent certified public accountants, underwriters (excluding underwriting discounts and selling commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company. In addition, the Company will pay its internal expenses (including, but not limited to, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance obtained by the Company and the expenses and fees for listing the securities to be registered on each securities exchange; provided, however, that if a request for Demand Registration is subsequently withdrawn at the request of a majority of the holders of Registrable Securities requested to be registered, the holders of Registrable Securities who have withdrawn such request for Demand Registration shall forfeit such Demand Registration unless the holders of Registrable Securities to be registered pay (or reimburse the Company) for all of the Registration Expenses with respect to such withdrawn registration.

6.2 Holder’s Expenses. To the extent that any expenses incident to any registration are not required to be paid by the Company, each holder of Registrable Securities included in a registration will pay all such expenses which are clearly and solely attributable to the registration of such holder’s Registrable Securities so included in such registration, and any other expenses not so attributable to one holder will be borne and paid by all sellers of securities included in such registration in proportion to the number of securities so included by each such seller.

7. Indemnification.

7.1 By the Company. The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its members, managers, officers, employees and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including, but not limited to, attorneys’ fees and expenses) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities. The payments required by this Section 7.1 will be made periodically during the course of the investigation or defense, as and when bills are received or expenses incurred.

7.2 By Each Holder of Registrable Securities. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information as is reasonably necessary for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its members, managers, directors, employees and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in or omitted from any information so furnished in writing by such holder for the acknowledged purpose of inclusion in such registration statement, prospectus or preliminary prospectus; provided that the obligation to indemnify will be several, not joint and several, among such holders of Registrable Securities and the liability of each such holder of Registrable Securities will be in proportion to and limited in all events to the net amount received by such holder from the sale of Registrable Securities pursuant to such registration statement.

7.3 Procedure. Each party entitled to indemnification under this Section 7 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided such counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed). The Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if (i) the Indemnifying Party has agreed in writing to pay such expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of the Indemnified Party, based upon the written advice of such Indemnified Party’s counsel, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest; provided, however, that in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (excluding one local counsel per jurisdiction as necessary) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same event, allegations or circumstances. The Indemnified Party shall not make any settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 7 only to the extent that such failure to give notice shall materially adversely prejudice the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement (A) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation in form and substance reasonably satisfactory to such Indemnified Party or (B) which includes an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

7.4 Survival. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.

8. Contribution.

8.1 Contribution. If the indemnification provided for in Section 7 from the Indemnifying Party is unavailable to or unenforceable by the Indemnified Party in respect to any costs, fines, penalties, losses, claims, damages, liabilities or expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such costs, fines, penalties, losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the costs, fines, penalties, losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

8.2 Equitable Considerations; Etc. The Company and the holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

9. Compliance with Rule 144 and Rule 144A. In the event that the Company (a) registers a class of securities under Section 12 of the Exchange Act, (b) issues an offering circular meeting the requirements of Regulation A under the Securities Act or (c) commences to file reports under Section 13 or 15(d) of the Exchange Act, then at the request of any holder of Registrable Securities who proposes to sell securities in compliance with Rule 144 of the Commission, the Company will (i) forthwith furnish to such holder a written statement of compliance with the filing requirements of the Commission as set forth in Rule 144, as such rule may be amended from time to time and (ii) make available to the public and such holders such information, and take such action as is reasonably necessary, to enable the holders of Registrable Securities to make sales pursuant to Rule 144. Unless the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will provide to the holder of Registrable Securities and to any prospective purchaser of Registrable Securities under Rule 144A of the Commission, the information described in Rule 144A(d)(4) of the Commission.

10. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by such Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

11. Miscellaneous.

11.1 No Inconsistent Agreements; Most Favored Nation. The Company has not entered, and will not hereafter enter, into any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Securities in this Agreement. To the extent that the Company, on or after the date hereof, grants any superior or more favorable rights or terms to any Person with respect to the rights granted hereunder and terms provided herein than those provided to the holders of Registrable Securities as set forth herein, any such superior or more favorable rights or terms shall also be deemed to have been granted simultaneously to the holders of Registrable Securities, and the Company shall promptly prepare and execute such documents to reflect and provide such holders with the benefit of such superior or more favorable rights and/or terms with respect to their Registrable Securities.

11.2 Adjustments Affecting Registrable Securities. The Company will not take any action, or permit any change to occur, with respect to its Certificate of Formation, Operating Agreement or other governing documents, as appropriate, which could reasonably be expected to adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would reasonably be expected to adversely affect the marketability of such Registrable Securities in any such registration.

11.3 Amendments and Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company and the holders of at least a majority of the Registrable Securities; provided, however, that the provisions of this Agreement may not be amended or waived without the consent of the holders of all the Registrable Securities adversely affected by such amendment or waiver if such amendment or waiver adversely affects a portion of the Registrable Securities but does not so adversely affect all of the Registrable Securities. Any waiver, permit, consent or approval of any kind or character on the part of any such holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of Registrable Securities and the Company.

11.4 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of holders of Registrable Securities are also for the benefit of, and enforceable by, any permitted Transferee (as defined under and pursuant to Article IX of the Company’s Operating Agreement) of such Registrable Securities.

11.5 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

11.6 Notices. Any notices required or permitted to be sent hereunder shall be delivered personally, via facsimile transmission (with confirmation), or mailed, via certified mail (return receipt requested), or delivered by overnight courier service to the following addresses, or such other address as any party hereto designates by written notice to the Company, and shall be deemed to have been given upon delivery, if delivered personally or via facsimile, three (3) Business Days after mailing, if mailed, or one (1) Business Day after delivery to the courier, if delivered by overnight courier service:

if to the Company to:

Reliant Pharmaceuticals, LLC

110 Allen Road

Liberty Corner, New Jersey 07938

Attention: Chief Executive Officer

Telecopy: (908) 542-9405

with copies sent concurrently to:

Reliant Pharmaceuticals, LLC

110 Allen Road

Liberty Corner, New Jersey 07938

Attention: General Counsel

Telecopy: (908) 542-9405

Latham & Watkins LLP

5800 Sears Tower

233 South Wacker Drive

Chicago, Illinois 60606

Attention: Michael A. Pucker

Telecopy: (312) 993-9767

if to any holder of Registrable Securities:

to the address of such holder as the same appears on

the signature page hereto (with copies to any parties

identified thereon) or, otherwise on the books and

records of the Company1.

[1]	Any notices given hereunder to Alkermes, Inc. shall also be copied to Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st floor, Philadelphia, Pennsylvania 19103, (facsimile: 215/864-8999); Attention: Morris Cheston, Jr.

11.7 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).

11.8 CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ANY SUIT, ACTION, PROCEEDING OR CLAIM AGAINST IT ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT OR ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK, AND EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY PROCEEDING BROUGHT IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK AND FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

11.10 Reproduction of Documents. This Agreement and all documents relating hereto, including, but not limited to, (i) consents, waivers, amendments and modifications which may hereafter be executed, and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.11 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party shall be entitled to immediate injunctive relief or specific performance without bond or the necessity of showing actual monetary damages in order to enforce or prevent any violations of the provisions of this Agreement.

11.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.13 Entire Agreement. This Agreement, together with the Operating Agreement and all other agreements entered into by the parties hereto in connection therewith, constitutes the complete and final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings, including, without limitation, the Original Agreement.

11.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

(Signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Registration Rights Agreement as of the date first above written.

RELIANT PHARMACEUTICALS, LLC

By:	/s/ Ernest Mario
Name:	Ernest Mario
Title:	CEO

PHARMBAY INVESTORS, L.L.C.

By:	/s/ Glen Miller
Name:	Glen Miller
Title:	VP

THE BAY CITY CAPITAL FUND II, L.P.

By: Its:	Bay City Capital Management II, LLC General Partner

	By: Its:	Bay City Capital, LLC Manager

		By:	/s/ Fred Craves
		Name:	Fred Craves
		Title:	Managing Director

THE BAY CITY CAPITAL FUND III, L.P.

By: Its:	Bay City Capital Management III, LLC General Partner

	By: Its:	Bay City Capital, LLC Manager

		By:	/s/ Fred Craves
		Name:	Fred Craves
		Title:	Managing Director

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT]

EXHIBIT A

Intentionally Omitted